Exhibit m(5)

ACCESS ONE TRUST

A & C Shares Distribution and Shareholder Services Plan

This Plan (the “Plan”) constitutes the Distribution and Service Plan relating to Access One Trust, a Delaware statutory trust (the “Trust”), with respect to the Class A shares (the “A Shares”) and the Class C shares (the “C Shares”), if any, of the series of the Trust set forth on Schedule A, as such schedule may be amended from time to time (each a “Series”).

Section 1. The Trust, on behalf of the Series, may pay to broker-dealers (including, for avoidance of doubt, ProFunds Distributors, Inc. (the “Distributor”)), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals, a fee (the “Distribution/Service Fee”) at an annual rate not to exceed 0.40% of each Series’ average daily net assets attributable to A Shares as compensation for service and distribution related activities and for shareholder services in accordance with applicable law; and at an annual rate not to exceed 1.00% of each Series’ average daily net assets attributable to C Shares, if any, of which 0.75% may serve as compensation for service and distribution related activities with respect to C Shares and of which 0.25% may serve as compensation for shareholder services with respect to C Shares. The Trust will not terminate the Distribution/Service Fee in respect of a Fund’s assets attributable to Class A or C shares, as applicable or pay such fee at an annual rate of a Fund’s average daily net assets attributable to the Class A or C shares, as applicable, less than that stated above, unless there has been a “Complete Termination” of this Plan as defined in Section 7 of this Plan. Subject to such limit and subject to the provisions of Section 6 hereof, the Distribution/Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust. The Distribution/Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may pay all or any portion of the Distribution/Service Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of A Shares and C Shares of each Series, or for providing personal services to investors in A Shares and C Shares of each Series and/or the maintenance of shareholder accounts, and may retain all or any portion of the Distribution/Service Fee as compensation for the Distributor’s services as principal underwriter of the A Shares and C Shares of each Series.

The right of the Distributor to receive the Distribution/Service Fee (but not the relevant distribution agreement or the Distributor’s obligations thereunder) may be transferred by the Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from the Distributor to the Trust. In connection with the foregoing, the Trust is authorized to pay all or part of the Distribution/Service Fee directly to such transferee as directed by the Distributor.

Section 2. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 4. This Plan may be terminated with respect to a particular share class of a particular Series at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding shares of that share class, provided, however, that, pursuant to Section 5, the Trust may contract to continue to make payments of the Distributor’s Allocable Portion (as may be defined in any distribution agreement entered into by the Trust) of the Distribution/Service Fee unless there is a Complete Termination..

Section 5. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.	That such agreement may be terminated at any time with respect to a particular share class of a particular Series, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding shares of that share class, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment (excluding for this purpose any assignment of rights to payment described in Section 1 of this Plan, which is hereby ratified and approved).

C.	Notwithstanding anything to the contrary contained herein, the Trust may agree with the Distributor that, so long as no Complete Termination has occurred and is continuing, payments of the Distributor’s Allocable Portion of the Distribution/Service Fee will continue to be made to or at the direction of the Distributor notwithstanding either the termination of any distribution agreement with the Distributor, the termination of the role of the Distributor as Distributor hereunder or the termination of the Plan.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding A Shares and C Shares of each Series, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 2.

Section 7. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term “majority of the outstanding A Shares and C Shares of each Series” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

For the purposes of this Plan, a “Complete Termination” of this Plan in respect of any Fund shall mean a termination of this Plan in respect to such Fund so long as: (i) the Trust shall not, in respect of such Fund, pay to any person or entity, other than the Distributor (or its assignee), either the Distribution/Service Fee (or any similar fee) in respect of shares taken into account in computing the Distributor’s Allocable Portion; and (ii) such Fund has not adopted a distribution plan relating to any “Similar Class” of shares of such Fund. For purposes of determining whether any termination of this Plan for the shares of a Fund is a Complete Termination, a “Similar Class” is any class of shares of such Fund that has a sales load structure substantially similar to that of the class for which this Plan was terminated taking into account the total sales load borne directly or indirectly by holders of such class of shares including commission paid directly by such holders to brokers on issuance of shares of such class, contingent deferred sales charges payable by holders of shares of such class, installment or deferred sales charges payable by holders of shares of such class, and similar charges borne directly or indirectly by holders of shares of such class.

Schedule A

Access High Yield Fund

Access Flex High Yield Fund

Access Flex Bear High Yield Fund

Access Money Market Fund